EXHIBIT 10.3

COMMON STOCK
ISSUANCE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of October 31, 2002 (the “Effective Date”), by and between CYPRESS BIOSCIENCE, INC., a Delaware corporation having a principal place of business at 4350 Executive Drive, Suite 325, San Diego, California 92121 (“Cypress”), and COLLEGIUM PHARMACEUTICAL, INC., a Delaware corporation (“Collegium”) having a principal place of business at 349 Lincoln Street, Hingham, Massachusetts 02043.

RECITALS

WHEREAS, Cypress and Collegium have entered into that certain Reformulation and New Product Agreement dated August 22, 2002 (the “Reformulation Agreement”); and

WHEREAS, in connection with the Reformulation Agreement, Cypress may issue shares of its Common Stock, par value $0.02 per share (the “Common Stock”), to Collegium on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    AUTHORIZATION OF ISSUANCE OF THE SECURITIES.    Subject to the terms and conditions of this Agreement, Cypress has authorized the issuance of up to 1,800,000 shares of Common Stock at the Milestone Closings (as defined below).

2.    AGREEMENT TO ISSUE THE MILESTONE SHARES.

2.1    Issuance of Shares.    At a Milestone Closing, if Collegium has elected to receive a milestone payment that is due and payable under Section 4.4(a) of the Reformulation Agreement with Common Stock in accordance with the terms of Section 4.4(b) of the Reformulation Agreement, but subject to Section 4.4(c) of the Reformulation Agreement, Cypress will issue to Collegium, and Collegium will accept from Cypress, the number of shares of Common Stock determined pursuant to Section 4.4 of the Reformulation Agreement (the “Milestone Shares”), as payment in full of such milestone payment.

3.    CLOSING AND DELIVERY.

3.1    Milestone Closings.    Each closing of the issuance of Milestone Shares pursuant to this Agreement (each a “Milestone Closing” and collectively the “Milestone Closings”) shall be held within 30 days following receipt of a Collegium Notice (as defined in the Reformulation Agreement) in which Collegium has elected to receive payment of a milestone payment due and payable under Section 4.4(a) of the Reformulation Agreement with Common

Stock. The date on which a Milestone Closing takes place shall be referred to herein as a “Milestone Closing Date.”

3.2    Delivery of the Milestone Shares at the Milestone Closing.    At a Milestone Closing, Cypress shall deliver to Collegium a stock certificate registered in the name of Collegium, representing the Milestone Shares issuable in accordance with this Agreement and the Reformulation Agreement as payment in full for achievement of the applicable milestone under the Reformulation Agreement.

4.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF COLLEGIUM.

4.1    Collegium represents and warrants to, and covenants with, Cypress that:

(a)  Collegium is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the issuance of the Milestone Shares, and has requested, received, reviewed and considered, all information Collegium deems relevant in making an informed decision with respect to the investment in the Milestone Shares.

(b)  In the event that Collegium elects to receive any Milestone Shares, Collegium would be acquiring the Milestone Shares pursuant to this Agreement in the ordinary course of its business and for its own account for investment only and at the time of such acquisition, with no present intention of distributing any of such Milestone Shares and without any arrangement or understanding with any other persons regarding the distribution of such Milestone Shares.

(c)  Collegium will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities acquired hereunder except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), applicable blue sky laws, and the rules and regulations promulgated thereunder.

(d)  Collegium is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(e)  Collegium has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement by Collegium, this Agreement shall constitute a valid and binding obligation of Collegium, enforceable in accordance with its terms.

(f)  Collegium has not engaged and will not engage in any short sales of Common Stock of Cypress or other hedging transactions involving Common Stock of Cypress for so long as Collegium has the right to receive Milestone Shares or holds such Milestone Shares.

(g)  Collegium understands that Cypress has not provided any legal, tax or investment advice and that independent legal counsel has reviewed this Agreement on

Collegium’s behalf. Collegium has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with entering into this Agreement.

5.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.    Notwithstanding any investigation made by Cypress, all covenants, agreements, representations and warranties made by Collegium herein shall survive the execution of this Agreement, the Milestone Closings, and the delivery to Collegium of the Milestone Shares.

6.    CONDITIONS TO CYPRESS’ OBLIGATIONS AT MILESTONE CLOSINGS.    Cypress’ obligation to complete the issuance of the Milestone Shares and deliver the Milestone Shares to Collegium at each Milestone Closing shall be subject to the following conditions to the extent not waived by Cypress:

6.1    Receipt of Consideration and Election.    The applicable milestone (as set forth in Section 4.4(a) of the Reformulation Agreement) shall have been achieved and Collegium shall have elected to receive the Milestone Shares (as set forth in Section 4.4(b) of the Reformulation Agreement) in connection with the delivery of the Collegium Notice (as defined in the Reformulation Agreement).

6.2    Representations, Warranties and Covenants.    The representations and warranties made by Collegium in Section 4 hereof shall be true and correct on each applicable Milestone Closing Date. Collegium shall have performed and complied with all obligations and conditions required to be performed and completed by Collegium under this Agreement on or prior to each applicable Milestone Closing Date. Collegium shall deliver a duly executed certificate to the effect of the foregoing to Cypress on each Milestone Closing Date.

7.    RESTRICTIONS ON TRANSFER.

7.1    Restrictions on Transfer.

(a)  Collegium agrees not to make any disposition of all or any portion of the Milestone Shares unless and until, (A) except in connection with a sale exempt from registration under Rule 144, the transferee has agreed in writing to be bound by the terms of this Agreement, (B) Collegium shall have notified Cypress of the proposed disposition and shall have furnished Cypress with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by Cypress, Collegium shall have furnished Cypress with an opinion of counsel, reasonably satisfactory to Cypress, that such disposition will not require registration of such shares under the Securities Act, provided that Cypress will not require an opinion of counsel for transactions pursuant to Rule 144 except in unusual circumstances.

(b)  Each certificate representing the Milestone Shares shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THEY MAY NOT BE OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

7.2    “Market Stand-Off” Agreement.    If requested by Cypress or the representative of the underwriters of Common Stock (or other securities) of Cypress, Collegium shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of Cypress held by Collegium for a period specified by the representative of the underwriters, in any case not to exceed 90 days following any registered offering of the Common Stock of Cypress, provided that all officers and directors of Cypress enter into similar agreements (subject to customary exceptions). The obligations described in this Section 7.2 shall not apply to a registration relating solely to employee benefit plans on Form S-8. Cypress may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the applicable 90-day period.

8.    NO BROKER’S FEE.    Cypress and Collegium hereby represent that, there are no brokers or finders entitled to compensation in connection with the issuance of the Milestone Shares, and shall indemnify each other for any such fees for which they are responsible.

9.    NOTICES.    All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as follows:

(a)	if to Cypress, to:

Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325 San Diego, California 92121 Attention: Chief Executive Officer

with a copy to:

Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121-9109 Attention: Kay Chandler, Esq.

or to such other person at such other place as Cypress shall designate to Collegium in writing; and

(b)	if to Collegium, to:

Collegium Pharmaceutical, Inc. 349 Lincoln Street Hingham, Massachusetts, 02043 Attention: Chief Executive Officer

10.    MISCELLANEOUS.

10.1    Waivers and Amendments.    Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of Cypress and Collegium.

10.2    Headings.    The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

10.3    Severability.    In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and performed entirely in California by California residents, without regard to conflicts of law principles.

10.5    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one instrument, and shall become effective when one or more counterparts have been signed by both Collegium and Cypress.

10.6    Successors and Assigns.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of Collegium and Cypress.

10.7    Entire Agreement.    This Agreement and the Reformulation Agreement, including the exhibits, constitute the full and entire understanding and agreement between Collegium and Cypress with regard to the subjects hereof and thereof.

10.8    Payment of Fees and Expenses.    Each of Cypress and Collegium shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CYPRESS BIOSCIENCE, INC.

By:	/s/ JAY KRANZLER
Dr. Jay Kranzler Chief Executive Officer

COLLEGIUM PHARMACEUTICAL, INC

By:	/s/ MICHAEL HEFFERNAN
Name: Title:	Michael Heffernan President

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